Exhibit 99.1

CMR Mortgage Fund II, LLC

Newsletter January 2009

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor

Commercial Real Estate Financing Since 1958

San Francisco, California 94105

Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investor:

We hope that your Holidays were pleasant and that you were able to spend meaningful time with your families and friends.  We would like to wish you a Happy New Year along with our hopes that this year will be better than the year we just went though.  By any measure and for nearly all of us, except those very few who grew up during the Great Depression, 2008 was the most difficult year we have ever experienced in our lifetimes.  While the New Year gives us reason to be optimistic in the longer term, we still face many challenges.

We enclose your September 30, 2008 investor statement.  It reflects a further decrease in the book value of your investment — this is due to additional reductions we have made to the loan loss provisions previously booked for Fund II in June, which primarily reflect concerns over our ability to continue to keep all senior liens current (in order to avoid being foreclosed out) on loans in which the Fund is in a junior position.

Of course, the statement value is not what you will necessarily realize, since that will depend on how each investment is eventually resolved.  We have faced the threat of foreclosure ourselves by senior mortgage lenders which would terminate our loan positions.  We have managed to work through a difficult year with limited liquidity to keep the Fund’s operations going.  We are currently making payments to certain senior lenders and are engaged in discussions with other senior lenders that we hope will allow us to make it through the rest of this year without having our mortgage loan positions or real estate ownership interests eliminated through foreclosure.  Another fund managed by CMR, CMR Mortgage Fund, LLC, was forced to file for bankruptcy protection in order to enhance the possibility of delaying or avoiding foreclosure by a senior lien holder on its major property.  CMR continues to evaluate this option for the Fund in view of the ongoing difficulty in continuing to protect our interests in the Fund’s assets.

The lack of liquidity in the Funds that CMR manages has not only affected the Funds themselves but also CMR.  In past years, CMR has relied upon loan origination fees, servicing fees and asset management fees for the majority of its revenues.  Over the past year, we have not originated any loans in the Fund or most of the other Funds we manage.  The high rates of default and impairment on our loans resulted in little servicing fee income and our asset management fees have also been reduced.  CMR has incurred millions of dollars in operating losses in 2007 and 2008, losses which have been supported by capital contributions to CMR from outside resources, in particular amounts that I, as the sole director and President of CMR, have contributed.  However, those outside resources, including my own, have been depleted and we are faced with reducing staffing and expenses even further.  We hope to continue to manage the Fund but in order to continue to do so and to meet the needs for capital to pay senior debt and operating expenses, we may need to consider alternatives.   As we reduce staff, we will necessarily have fewer human resources to respond to inquiries and requests for documentation and we hope you will be understanding if we are slower to respond in some cases.  We have decided to change the way we apply full and partial loan payoffs for our legal-basis bookkeeping.  Servicing fees are payable to the Manager only as interest is received by the Fund. In the past, the Manager has elected to defer or forgo its servicing fees by applying loan payoffs first to principal and then to interest.  Going forward, we will apply loan payoff payments, as we do regular installment payments, first to interest and then to principal for our legal-basis bookkeeping.  For financial reporting and general ledger accounting, the application of payments will continue to be done in accordance with Generally Accepted Accounting Principles.

As you know, the Fund is currently registered under the Securities Exchange Act of 1934 and we are obligated to file a Quarterly Report on Form 10-Q three times per year and an Annual Report on Form 10-K once per year.  Each of these filing must include financial statements and disclosures which must be approved by our independent public accountants.  In 2008, we filed our Form 10-K for 2007 and two Form 10-Qs and we expect to file another Form 10-Q for the third quarter of 2008 this month.  However, each of these filings has been delayed due primarily to the difficulties we and our auditors have had in establishing fair market values for the Fund’s assets.  In these unprecedented times of upheaval in the real estate and financial markets, establishing market values for illiquid assets such as private mortgage and real estate properties has become increasingly difficult.  Each time we file late, we are in violation of our reporting requirements.  In addition, the costs of having audits and reviews completed and the legal costs to review and complete our filings have been very significant in a time when the Fund has suffered from a lack of liquidity.  The costs to CMR of meeting the payroll needed to sustain the staffing necessary to handle the audits, prepare the financial statements and complete the filing have also been enormous. With the unavoidable staff reductions described above, it is not clear how we will be able to continue to meet our reporting obligations in the future.

Unlike others in our industry, we have survived 2008, but the markets have not improved and the coming months will be as difficult as they were last year.  The broad economy and nearly every industry sector is under great pressure.  The real estate markets are projected to fall further in 2009 and most of the housing markets have yet to hit bottom.  And until the credit markets normalize, there are unlikely to be significant major sales and refinancing transactions.  We believe that the recession which is underway is likely to last throughout 2009.

With all this bad news, there are those who feel that we could begin to see recovery in late 2009.  The largest waves of foreclosures could be behind us although the sheer number of foreclosures remains large.  This is already close to being the longest recession on record since the Great Depression, and many economists believe that the recession may end in late 2009.  We are in the midst of a long, painful recession but if this recession does not become much worse than a long and painful one, then it may be true that we can look forward to the first glimpses of recovery late this year.

This is important because we need to continue to hope for the best and utilize our best efforts to get through this very difficult time in anticipation that things will get better.  We will continue to work hard on your behalf and thank you for your continued support.

Sincerely,

David Choo

President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in the Fund’s Annual Report of Form 10-K for the year ended December 31, 2007 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of credit and other conditions in the credit markets, and economic conditions and their effect on the Fund and its assets, trends in real estate markets, future loan payoffs, foreclosures and value recovered from property sales, ability to meet senior debt service and operating expenses, estimates as to the allowance for loan losses, writedowns and the valuation of real estate held for sale,   the ability to hold properties until the markets improve or to sell them, ways to allow investors to redeem their investments , as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements,  the Fund has not assumed any obligation to, and you should not expect the Fund to, update or revise those statements because of new information, future events or otherwise.